Sabra Health Care REIT Appoints Lynne S. Katzmann to Board of Directors
IRVINE, CA, March 14, 2019 - Sabra Health Care REIT, Inc. (“Sabra”) (Nasdaq: SBRA) today announced the appointment of Lynne S. Katzmann to its Board of Directors, effective immediately. Ms. Katzmann’s appointment follows the decision of Sabra’s Board of Directors to expand the size of the Board of Directors from eight to nine members.
Ms. Katzmann founded, and is the President and CEO of, Juniper Communities, which invests in, develops and operates senior living and long-term care communities. Ms. Katzmann earned a Ph.D. in Economics from the London School of Economics and began Juniper at the age of 32 with nothing more than a firm belief that a woman could and should lead this business in which the customers, residents, families, caregivers and staff are predominantly women. Now, 30 years later, Juniper is ranked #12 by Crain’s New York Business on its annual list of the 25 largest women-owned businesses in the New York area.
Ms. Katzmann is also a pioneer in the nascent senior living insurance industry, spearheading a care model for a new national Medicare Advantage plan to be owned by a consortium of senior housing companies called the Perennial Consortium.
Commenting on Ms. Katzmann’s appointment to the Board, Rick Matros, CEO and Chairman, said, “I am pleased to announce Lynne’s appointment to Sabra’s Board. Lynne’s operational experience and vision for the future of the senior housing industry is the perfect fit for Sabra and will enhance the expertise of a team that already has substantial operational experience.
“We look forward to her leadership and guidance.”
About Sabra
Sabra operates as a self-administered, self-managed real estate investment trust (a “REIT”) that, through its subsidiaries, owns and invests in real estate serving the healthcare industry throughout the United States and Canada.
Contact
Investor & Media Inquiries: 1-888-393-8248 or investorinquiries@sabrahealth.com

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